EXHIBIT 10.1
January 23, 2026
Nant Capital, LLC
450 Duley Road
El Segundo, California 90245
Attn: Robert Morse, Chief Financial Officer
Dear Nant Capital, LLC:
Reference is made to that certain Second Amended and Restated Promissory Note issued by ImmunityBio, Inc., a Delaware corporation (the “Company”) to Nant Capital, LLC, a Delaware limited liability company (the “Holder”), dated December 10, 2024, in the stated principal amount of $505,000,000 (as amended from time to time, the “Note”). Capitalized terms used but not defined herein are used as defined in the Note.
This letter amendment confirms our mutual agreement that:
1.Section 4 of the Note is hereby amended and restated in its entirety to read as follows:
(a)Voluntary Conversion at Investor’s Option. Investor has the right, at Investor’s option, at any time after the date hereof and on or before the Maturity Date (other than any time period beginning on receipt of a notice of prepayment pursuant to Section 1(c) hereof and ending on the proposed prepayment date specified in such notice of prepayment), to convert all or a portion of the outstanding principal amount of this Note into fully paid and nonassessable shares of the Company’s common stock at a price per share equal to the Conversion Price. The total combined number of shares of common stock to be issued upon voluntary conversion pursuant to this Section 4(a) shall equal (x) the outstanding principal amount of this Note to be so converted divided by (y) the Conversion Price.
(b)Voluntary Conversion upon Notice of Prepayment. Upon receipt of a written notice of prepayment of all or any portion of the outstanding principal amount of this Note from the Company pursuant to Section 1(c) hereof following the date hereof, Investor has the right, at Investor’s option and upon written notice from Investor to the Company, at any time prior to the proposed prepayment date specified in such notice of prepayment, to convert all or a portion of the outstanding principal amount of this Note designated to be so prepaid (as specified in such notice of prepayment) into fully paid and nonassessable shares of the Company’s common stock at a price per share equal to the Conversion Price. The total combined number of shares of common stock to be issued upon voluntary conversion pursuant to this Section 4(b) shall equal (x) the outstanding principal amount of this Note to be so converted divided by (y) the Conversion Price.
(c)Conversion Pursuant to Section 4(a) or 4(b). Before Investor shall be entitled to convert all or any portion of the outstanding principal amount of this Note into shares of common stock, it shall give written notice to the Company at its principal corporate offices of the election to convert the same pursuant to Section 4(a) or 4(b), and shall state therein the amount of the outstanding principal amount of this Note to be converted, together with all accrued and unpaid interest thereon. The Company shall, as soon as practicable thereafter, issue and deliver to Investor a certificate or certificates, or evidence of the applicable book entry or entries, for the number of shares to which Investor shall be entitled upon such conversion, including a check payable to Investor for any cash amounts payable as described in Section 4(d). Any conversion of all or any portion of the outstanding principal amount of this Note pursuant to Section 4(a) or 4(b) shall be deemed to have been made upon the satisfaction of all of the conditions set forth in this Section 4(c) and on and after such date the Persons entitled to receive the shares issuable upon such conversion shall be treated for all purposes as the record holder of such shares.

(d)Fractional Shares; Interest; Effect of Conversion. No fractional shares shall be issued upon conversion of all or any portion of the outstanding principal amount of this Note. In lieu of the Company issuing any fractional shares to the Investor upon the conversion of all or any portion of the outstanding principal amount of this Note, the Company shall pay to Investor an amount equal to the product obtained by multiplying the applicable Conversion Price by the fraction of a share not issued pursuant to the previous sentence. In addition, to the extent not converted into shares of capital stock, the Company shall pay to Investor any interest accrued on the amount converted and on the amount to be paid by the Company pursuant to the previous sentence. Upon conversion of this Note in full and the payment of the amounts specified in this paragraph, the Company shall be forever released from all its obligations and liabilities hereunder. The conversion of any portion of the outstanding principal amount of this Note shall be equivalent to prepayment in full in cash of such Obligations for all purposes of this Note and, once converted, such amounts shall be deemed paid in full and no longer outstanding hereunder.
(e)Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of common stock solely for the purpose of effecting the conversion of the outstanding principal amount of this Note such number of its shares of common stock as shall from time to time be sufficient to effect the conversion of the outstanding principal amount of this Note; and if at any time the number of authorized but unissued shares of common stock shall not be sufficient to effect the conversion of the entire outstanding principal amount of this Note, without limitation of such other remedies as shall be available to the holder of this Note, the Company will use its reasonable efforts to take such corporate action as may, in the opinion of counsel, be necessary to increase its authorized but unissued shares of common stock to such number of shares as shall be sufficient for such purposes.
Except as expressly set forth herein, the provisions of the Note shall remain unchanged and in full force and effect and the parties hereto hereby ratify and reaffirm each and every term, covenant and condition set forth in the Note as of the date hereof, as amended by this letter amendment. Holder hereby expressly ratifies and reaffirms the continued subordination of the Note in accordance with the terms of the Subordination Agreement.
THIS LETTER AMENDMENT SHALL BE GOVERNED BY THE LAW OF THE STATE OF CALIFORNIA (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF THE LAW OF A DIFFERENT JURISDICTION).
This letter amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. This letter amendment and the Note constitute the entire agreement among the parties hereto relating to the subject matter hereof and thereof and supersede any and all previous discussions, correspondence, agreements and other understandings, whether oral or written, relating to the subject matter hereof or thereof. This letter amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and shall be binding upon all parties hereto, and their successors and assigns. Any signatures delivered by a party hereto by facsimile transmission or by electronic transmission shall be deemed an original signature hereto.
[signature page follows]

Please indicate your agreement to the foregoing by signing in the space indicated below.

Sincerely,

IMMUNITYBIO, INC.

By:	/s/ Richard Adcock
Name:	Richard Adcock
Title:	Chief Executive Officer and President

CONSENTED TO AND AGREED BY:

NANT CAPITAL, LLC

By:	/s/ Charles N. Kenworthy
Name:	Charles N. Kenworthy
Title:	Manager
[Signature Page to Letter Amendment to 2024 Amended and Restated Promissory Note]